Appendix A

Proxy Voting Policy and Procedures

The XAI Closed-End Funds have adopted these Proxy Voting Policies and Procedures, as set forth below, in recognition of the fact that proxy voting is an important component of investment management and must be performed in a dutiful and purposeful fashion in order to advance the best interests of shareholders of the Funds.

Shareholders of the Funds expect the Funds to vote proxies received from issuers whose voting securities are held by the Funds. The Funds exercise their voting responsibilities as a fiduciary, with the goal of maximizing the value of the Funds and its shareholders’ investments. A Fund’s Sub-Adviser will seek to ensure that proxies are voted in the best interests of the Funds and its shareholders except where the Funds may be required by law to vote proxies in the same proportion as the vote of all other shareholders (i.e., “echo vote”).

Delegation of Proxy Voting to Sub-Adviser

The Sub-Adviser shall vote all proxies relating to securities held by the Funds and, in that connection subject to any further policies and procedures contained herein, shall use proxy voting policies and procedures (“Proxy Policy”) adopted by the Sub-Adviser in conformance with Rule 206(4)-6 under the Investment Advisers Act of 1940, as amended (“Advisers Act”).

Disclosure of Proxy Voting Policies and Procedures in the Funds’ Statement of Additional Information (“SAI”) and Annual Report to Shareholders and Summary of Proxy Votes to Shareholders

The Funds shall include in annual reports to shareholders on Form N-CSR and in any SAI filed with the Securities and Exchange Commission in connection with a registration statement on Form N-2, a summary of the Proxy Policy. In lieu of including a summary of policy, the Funds may include the policy in full.

The Funds shall also ensure its Form N-PX is made available on the Fund’s website or upon request.

Material Conflicts of Interest

If (i) the Sub-Adviser knows that a vote presents a material conflict between the interests of: (a) shareholders of the Funds and (b) the Adviser, the Sub-Adviser or any of their affiliated persons, and (ii) the Sub-Adviser proposes to vote on the particular issue in the manner not prescribed by its Proxy Policy, then the Sub-Adviser will follow the material conflict of interest procedures set forth in its Proxy Policy when voting such proxies.

Sub-Adviser and Funds’ CCO Responsibilities

The Funds have delegated proxy voting authority with respect to the Funds’ portfolio securities to the Sub-Adviser, as set forth above. Consistent with this delegation, the Sub-Adviser is responsible for the following:

1.	Implementing written policies and procedures, in compliance with Rule 206(4)-6 under the Advisers Act, reasonably designed to ensure that the Sub-Adviser votes portfolio securities in the best interest of shareholders of the Funds.

2.	Providing to the Funds’ CCO a summary of the material changes to a Proxy Policy during the period covered by the Funds’ CCO’s annual compliance report to the Board, and a redlined copy of such Proxy Policy as applicable.

3.	The Funds’ CCO shall review all Proxy Policies at least annually to ensure that they are in compliance with Rule 206(4)-6 under the Advisers Act and appear reasonably designed to ensure that the Sub-Adviser votes portfolio securities in the best interest of shareholders of the Funds owning the portfolio securities voted.

Review Responsibilities

The Sub-Adviser may retain a Proxy Voting Service to coordinate, collect, and maintain all proxy- related information.

If the Sub-Adviser retains a proxy-voting service, the Sub-Adviser will review the Funds’ voting records maintained by the Proxy Voting Service and, on a quarterly basis, select a sample of proxy votes from those submitted and examine them against the Proxy Voting Service files for accuracy of the votes.

Preparation and Filing of Proxy Voting Record on Form N-PX

The Funds will annually file a complete proxy voting record with the SEC on Form N-PX.

The Funds’ Administrator will be responsible for oversight and completion of the filing of the Funds’ reports on Form N-PX with the SEC. The Funds’ Administrator will file Form N-PX for each twelve- month period ended June 30 and the filing for each year will be made with the SEC on or before August 31 of that year.

Recordkeeping

Documentation of all votes for the Funds will be maintained by the Sub-Adviser and/or the Proxy Voting Service.

Adopted: May 5, 2017

Amended: November 13, 2024

OCTAGON CREDIT INVESTORS, LLC
PROXY VOTING POLICY

Scope

Octagon’s Proxy Voting Policy addresses procedures and policies related to Octagon’s voting of proxies and participating in other corporate actions in a manner consistent with Clients’ best interest.

This policy should be read in conjunction with the Account Administration and Custody Policy, Code of Ethics Overview, ESG Policy, Recordkeeping Policy, and Registration and Reporting Requirements Policy. This policy applies to all Octagon “Covered Persons” which is defined to include all of the partners, owners, principals, directors, officers and employees of Octagon Credit Investors, LLC.

A. Overview of Applicable Law

Rule 206(4)-6 under the Advisers Act requires that, where Octagon has authority to vote Client securities on behalf of Clients, the Firm must vote proxies in a manner consistent with each Client’s best interest and must not place its interests above those of its Clients when doing so. It requires Octagon to: (i) adopt and implement written policies and procedures that are reasonably designed to ensure that Octagon votes proxies in the best interest of its Clients, and (ii) to disclose to Clients how they may obtain information on how Octagon voted. In addition, Rule 204-2 requires Octagon to keep records of proxy voting and Client requests for information.

B. Policies and Procedures Relating to Proxies

Due to the nature of Octagon’s business, it is very rare that Octagon will be asked to vote a shareholder proxy, however when Clients hold securities interests in either public or private companies and a shareholder vote takes place, Octagon shall vote in accordance with the following policies and procedures.

1.	Definitions.

•	“Best Interest of the Client.” Octagon believes that this means the client’s best economic interests over the long-term. The Best Interest of the Client may differ among clients holding the securities.

•	“Material Conflicts of Interest”. Such conflicts are typically based on the specific facts and circumstances associated with the issues that are the subject of the proxy and Octagon’s and its employees’ business dealings with a particular proxy issuer or closely affiliated entity. A material conflict of interest may exist where, for example: (1) the company soliciting the proxy, or a person known to be an affiliate of such company, is known to be a client of, or an investor in an Account managed, by Octagon; (2) the company soliciting the proxy, or a person known to be an affiliate of such company, to the knowledge of the individual(s) charged with voting the proxy, is being actively solicited to be a client of Octagon (or an investor in an Octagon Account); (3) a client or investor, or an interest group supported by client or investor, actively supports a proxy proposal; (4) Octagon or an employee has personal or other business relationships with participants in proxy contests, corporate directors or candidates for corporate directorships, or in any other matter coming before shareholders; or (5) accounts may have inherent conflicts due to differing interests in potential outcomes of a shareholder vote, including accounts that do not hold equity but are affected by the outcome of a vote.

2.	Responsibilities of Investment Professionals to Monitor Issuers for Upcoming Shareholder Meetings.

Octagon Investment Professionals shall monitor all of the issuers that such individuals cover where Octagon Client Accounts hold securities (typically equity shares) of such issuers for any upcoming shareholder meetings. Octagon Investment Professionals shall provide notice of such upcoming shareholder meetings in advance of such meetings to the relevant Investment Committee(s), Head of Credit Administration and the CCO, and copy the public email folder “Trade-Proxy-Authorizations”.

3.	Receipt and Reconciliation of Proxies.

All proxy materials received by Octagon for Octagon accounts shall be forwarded to the CCO or his/her designee.  The CCO shall record on a log the name of the company to which the proxy materials relate (the “Portfolio Company”), the date the proxy materials are received and the date by which the proxy needs to be voted.

The CCO shall compare the number of shares represented by the proxy materials to the number of shares owned by Octagon’s Clients.  If the number of shares reflected in the proxy materials does not match the number of shares reported owned by Clients, the CCO will resolve any difference and ensure that all eligible shares can be voted.

Upon completion of the reconciliation process, the CCO shall forward the proxy materials to the relevant Investment Committee(s) for voting.

4.	Proxy Voting Process.

The applicable Investment Committee(s) or its designee shall vote all proxies in the best interests of Octagon’s Clients pursuant to the goals of the Client’s investment strategy.  The Investment Committee(s) will follow the procedures set forth below in order to ensure that proxies are voted in the best interests of Octagon’s Clients.

Prior to exercising voting authority on any matter, the Investment Committee(s) and Compliance department shall review the proxy materials and undertake a reasonable investigation to determine whether any of the matters to be voted on present a material conflict of interest between Octagon and the interests of its Clients.

Where the Investment Committee(s) or Compliance department’s investigation determines that a material conflict of interest may exist, it shall take reasonable steps to ensure that the conflict does not influence the Investment Committee members to vote the proxy in a manner that is not in the best interests of Octagon’s Clients.  These steps may include, but are not limited to any one or a combination of the following:

•	Consult with Octagon’s Outside Counsel to determine how to vote in a manner that will be in the best interest of Octagon’s Clients;

•	Erecting information barriers around conflicted Octagon personnel to ensure that they do not influence the voting decision.

The Investment Committee members shall make and maintain a record describing any steps taken to prevent a potential material conflict of interest from causing a proxy to be voted in a manner that is not in the best interest of Octagon’s Clients.

Where the Investment Committee members and Compliance determine that no material conflict of interest exists, the matter shall be analyzed based on its specific facts and circumstances by each Portfolio Manager for their respective accounts, and a member of the Investment Committee(s) shall vote on the matter in the best interest of Octagon’s Clients.

The CCO shall maintain records disclosing the date all proxies were voted and how they were voted. The CCO, or her designee, will highlight where a proxy vote involves executive compensation (“say-on-pay”), as Octagon must report these votes annually on Form N-PX. Furthermore, where Octagon casts a proxy vote or abstains from voting on behalf of a registered fund, Compliance will highlight in its records to which of the fourteen categories enumerated on Form N-PX a proxy vote applies (this information will need to be included in annual N-PX reporting made on behalf of any registered fund advised or sub-advised by Octagon).

5.	Requests for Voting Information, Communications and Record-Keeping.

If a Client requests information regarding how proxies were voted or a copy of Octagon’s proxy voting policy and procedures, the Head of Investor Relations shall provide the Client with the requested information.  The Head of Investor Relations shall make and retain a copy of each request received together with a copy of the response provided, and he/she shall notify the CCO of such request.

Octagon will maintain all records relating to proxy voting as set forth in the Recordkeeping Policy.

Communications by Octagon with other shareholders during the course of a proxy solicitation may also be deemed to be a “solicitation” for purposes of the federal proxy rules, which contain requirements regarding the filing and distribution of proxy materials. In addition, such communications could cause Octagon to be considered part of a group for federal reporting purposes, potentially triggering a filing on Forms 13D or 13G. Compliance shall make any determination regarding the applicability of the federal proxy rules in the event such a situation arises.

6.	Opposing Votes

Note that if more than one Account invests in the same portfolio company, and such Accounts have different investment objectives, Client-specific voting policies or ultimate economic interests, Octagon may cast opposing votes in a proxy vote.

Oversight

The CCO, Investment Committees, and members of the Compliance Committee, and other senior management as appropriate, shall supervise compliance by Covered Persons with this policy. The CCO shall assess the adequacy of this policy and the firm’s adherence to the procedures outlined herein, periodically.

Policy date: January 2011, Updated May 2013, July 2015, August 2017, August 2019, January 2021, January 2022, January 2024, September 2024.